Exhibit 5.1

May 19, 2017

Merk Investments LLC

44 Montgomery Street, #3730

San Francisco, California 94104

Ladies and Gentlemen:

We have acted as counsel to Merk Investments LLC (the “Sponsor”) in its capacity as sponsor of Merk Gold Trust, a business trust formed under the laws of the State of New York (the “Trust”), in connection with the Trust’s registration statement on Form S-3 (File No. 333- 217600), filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 2, 2017 (as amended to date, the “Registration Statement”), registering the offer and sale of 43,326,134 shares of beneficial interest in the Trust (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”). This opinion letter is being delivered at your request in accordance with the requirements of the Securities Act.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

1.	the Depositary Trust Agreement, dated May 6, 2014 (the “Original Trust Agreement”), between the Sponsor and The Bank of New York Mellon, as trustee (the “Trustee”), as amended by the First Amendment to the Trust Agreement, dated as of October 22, 2015 (the “First Amendment”), by and between the Sponsor and the Trustee and the Second Amendment to the Trust Agreement, dated as of April 28, 2016 (the “Second Amendment”), by and between the Sponsor and the Trustee (the “Original Trust Agreement, the First Amendment and the Second Amendment are collectively referred to as the “Trust Agreement”).

2.	the Trust Allocated Account Agreement, dated May 6, 2014, between JPMorgan Chase Bank, N.A., as custodian (the “Custodian”), and the Trustee; and the Trust Unallocated Account Agreement, dated May 6, 2014, between the Custodian and the Trustee.

3.	the prospectus filed as part of the Registration Statement (the “Prospectus”).

As to certain matters of fact that are material to our opinions, we have relied on a certificate of an officer of the Sponsor. We have not independently established any of the facts on which we have so relied.

K&L Gates LLP

599 Lexington Avenue New York NY 10022-6030

T +1 212 536 3900 F +1 212 536 3901 klgates.com

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Sponsor are actually serving in such capacity, and that the representations of officers of the Sponsor are correct as to matters of fact. We have not independently verified any of these assumptions.

The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the laws of the State of New York that are applicable to the formation of and the issuance of shares of beneficial interest in business trusts. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

Based upon and subject to the foregoing, it is our opinion that (1) the Shares to be offered and sold pursuant to the Registration Statement, when issued and paid for by the purchasers upon the terms described in the Registration Statement and the Prospectus, will be validly issued, and (2) such purchasers will have no obligation to make any further payments for the purchase of the Shares or contributions to the Trust solely by reason of their ownership of the Shares.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement and to the reference to this firm’s name under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ K&L Gates LLP